As filed with the Securities and Exchange Commission on November 14, 2013

Registration No. 333-07165

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ROCHESTER MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1613227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Rochester Medical Drive
Stewartville, Minnesota 55976
(507) 533-9600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony J. Conway	Copy to:
President and Chief Executive Officer Rochester Medical Corporation One Rochester Medical Drive Stewartville, Minnesota 55976 (507) 533-9600	Michael E. Lubowitz, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-07165) (the “Registration Statement”) of Rochester Medical Corporation (the “Registrant”), which was previously filed with the Securities and Exchange Commission (the “SEC”) on June 28, 1996, is filed to withdraw from registration all of the remaining unsold securities of the Registrant covered by the Registration Statement as of the date hereof.

Pursuant to Articles of Merger filed with the Secretary of State of the State of Minnesota on November 14, 2013, the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 3, 2013, by and among the Registrant, C. R. Bard, Inc. (“Bard”) and Starnorth Acquisition Corp. (“Merger Sub”) were consummated, including the merger of Merger Sub with and into the Registrant with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Bard (the “Merger”).  As a result of the Merger, the Registrant’s common stock is being delisted from the NASDAQ Stock Market and deregistered under the Securities Act of 1934, as amended, and the Registrant has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement.

The Registrant hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 13th day of November, 2013.

ROCHESTER MEDICAL CORPORATION

By:	/s/ Anthony J. Conway
Anthony J. Conway
Chairman of the Board, President and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1  to the Registration Statement has been signed by the following persons in the capacities indicated on the 13th day of November, 2013.

Signature	Title

/s/ Anthony J. Conway	Chairman of the Board, President and Chief
Anthony J. Conway	Executive Officer
(principal executive officer)

/s/ David A. Jonas	Director, Chief Financial Officer, Treasurer and
David A. Jonas	Secretary
(principal financial and accounting officer)

/s/ Darnell L. Boehm	Director
Darnell L. Boehm

/s/ Richard W. Kramp	Director
Richard W. Kramp

/s/ Peter Shepard	Director
Peter Shepard